Exhibit 99.1
Onyx Pharmaceuticals Files Complaint Against Bayer Corporation
Asserts Rights to Phase 2 Anti-Cancer Compound
Discovered During Joint Research
EMERYVILLE, CA – May 17, 2009 – Onyx Pharmaceuticals, Inc. (NASDAQ: ONXX) today announced that it has filed a complaint in the United States District Court for the Northern District of California asserting its rights to a Phase 2 anti-cancer compound discovered during joint research between Onyx and Bayer. In its complaint, Onyx seeks a declaration that fluoro-sorafenib is a jointly-owned collaboration compound under the Bayer/Onyx collaboration agreement, together with other remedies. The defendants in the complaint are Bayer Corporation and Bayer A.G. Onyx affirmed that it continues to collaborate with Bayer in the development and commercialization of Nexavar.
Onyx was recently advised that the compound, fluoro-sorafenib, is a variant of Nexavar® (sorafenib) tablets and has the same chemical structure as Nexavar, except that a single fluorine atom has been substituted for a hydrogen atom. The new molecule had been identified in 1998 during the research collaboration period by the companies’ joint research teams. Discussions with Bayer regarding Onyx’s rights to fluoro-sorafenib under the companies’ 1994 collaboration agreement were not productive.
Greg Giotta, Ph.D., J.D., vice president and chief legal counsel of Onyx, said, “Onyx and Bayer have had a long-standing and successful collaboration for more than 15 years. Against that background, we are disappointed that we could not resolve this matter and believe this complaint is necessary to protect our rights and the rights of our shareholders under the collaboration agreement.”
About Onyx Pharmaceuticals, Inc.
Onyx Pharmaceuticals, Inc. is a biopharmaceutical company committed to improving the lives of people with cancer. The company, in collaboration with Bayer HealthCare Pharmaceuticals, Inc., is developing and marketing Nexavar®, a small molecule drug. Nexavar is currently approved for the treatment of liver cancer and advanced kidney cancer. Additionally, Nexavar is being investigated in several ongoing trials in a variety of tumor types. For more information about Onyx, visit the company’s website at www.onyx-pharm.com.
Nexavar® (sorafenib) tablets is a registered trademark of Bayer HealthCare Pharmaceuticals.
Contacts:

Investors	Media
Julie Wood	Lori Murray
Vice President, Investor Relations	Associate Director, Corporate Communications
510-597-6505	510-597-6394